Exhibit 10.63

RUSS BERRIE AND COMPANY, INC.

STOCK OPTION AGREEMENT

Date of Grant:  February 5, 2001

Russ Berrie and Company, Inc., a New Jersey corporation (the “Company”), does hereby grant to Jack Toolan (the “Optionee”), a nontransferable stock option (the “Option”) to purchase an aggregate of 4957 shares of its Common Stock, (stated value $.10) (the “Stock”) at the price of $22.19 per share upon the following terms and conditions.

1.                                       (a)           This Option is exercisable with respect to all or any part of the shares on or after February 5, 2002, provided that in no event may it be exercised later than February 4, 2011.

(b)                                 The Stock Option Committee (the “Committee”) established under the 1999 Russ Berrie and Company, Inc. Stock Option and Restricted Stock Plan (the “Plan”) may, in its sole discretion, limit the number of shares that the Optionee may purchase by the exercise of this Option or any options granted to him under the Plan on any particular date, and the number of shares such Optionee may exercise in any twelve-month period shall be limited to the number of shares in the most recent option granted to him under the Plan or any successor plan adopted by the Company plus one-third (1/3) of the shares which are exercisable under his remaining options granted hereunder or under the Plan and any successor plan adopted by the Company.  The Optionee acknowledges that he has received a copy of the Plan.

(c)                                  Except as provided in Paragraph 2 below, this Option may be exercised only during the continuance of the Optionee’s employment.

2.                                       (a)           If an Optionee retires after reaching his Normal Retirement Date (as defined on the date of his retirement under the Russ Berrie and Company, Inc. 401(k) Plan), this Option, whether or not exercisable on the date he retires, may be exercised for up to one (1) year after his retirement or the stated period of the Option, whichever period is shorter.

(b)           If the Optionee becomes disabled (as defined in the Plan), this Option, whether or not exercisable on the date he became disabled, may be exercised for up to one (1) year from the date of his disability, or the stated period of the Option, whichever period is shorter.

(c)                                  In the event of the death of the Optionee while he is employed by the Company, or within the one year period provided in paragraph 2 (a), this Option, whether or not exercisable on the date he terminated employment, may be exercised by his estate or his legatee for up to one (1) year after his death or the stated period of the Option, whichever is shorter.

(d)                                 If the Optionee terminates employment with the Company for any reason other than death, disability or retirement, this Option will be cancelled as of the date of his termination; provided, however, that if the Optionee’s employment is terminated by the Company for reasons other than Cause (as defined in the Plan), this Option, to the extent exercisable on his date of termination, may be exercised within thirty (30) days after his termination date or the stated period of the Option, whichever period is shorter.

3.                                       This Option shall be exercised by giving written notice of exercise to the Company (Attention:  Vice President — Finance) which shall specify the number of shares to be purchased and which shall be accompanied by payment in full of the purchase price, such purchase price to be paid in cash.

4.                                       The number of shares of Stock and the price to be paid, therefore, shall be subject to adjustment as follows:

In the event of any change in the outstanding Stock by reason of a stock dividend or stock split, recapitalization, merger, consolidation, exchange of shares or other corporate change, the Committee under the Plan may adjust the aggregate number of shares of Stock available for options under the Plan, the Option price of Options granted under the Plan, and any or all other matters deemed appropriate by the Committee, including, without limitation, making options exercisable solely for the Stock or other property received by the common stockholders by reason of such transactions.  All adjustments made by the Committee shall also be applicable to the Option granted hereunder and the Option price and shares of Common Stock or other property to be received upon the exercise of this Option.

5.                                       This Option shall not be assignable or transferable except by will or by the laws of descent or distribution provided, however, that the Optionee may transfer all or any portion of his Options to his spouse and/or lineal descendants and/or a trust for the benefit of the Participant or any of the foregoing and/or any organization exempt under Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  This Option shall be exercisable or rescinded as applicable only by the Optionee entitled thereto or permitted assignee or transferee.

6.                                       All the rules and regulations adopted by the Committee shall be applicable to this Option to the same extent as it is to options granted under the Plan, including any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the provisions of the Plan and shall be final, conclusive and binding upon the Optionee and any person claiming under or through the Optionee, unless otherwise determined by the Board of Directors of the Company.  All of the terms and provisions of the Plan shall be applicable to the Option granted hereby as if fully set forth herein.

7.                                       Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries nor limit in any way the right of the Company to terminate his employment at any time, with or without cause.

RUSS BERRIE AND COMPANY, INC.

BY	/s/ Russell Berrie
RUSSELL BERRIE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

AGREED TO AND ACCEPTED

AS OF THE DATE OF GRANT
SET FORTH ABOVE:

/s/ Jack Toolan

SIGNATURE — OPTIONEE